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Brookstone, Inc.

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THIS FILING CONSISTS OF TWO NEWS ARTICLES DISCUSSING THE PROPOSED MERGER.

In connection with Brookstone, Inc.’s (the “Company’s”) solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger of Brookstone Acquisition Corp., a Delaware corporation (“Acquisition”), with and into the Company, with the Company continuing as the surviving corporation and a subsidiary of Brookstone Holdings Corp., a Delaware corporation (“Parent”), pursuant to the terms of the previously-filed Agreement and Plan of Merger, dated April 15, 2005, among Parent, Acquisition and the Company. Brookstone will file with the Securities and Exchange Commission (the “SEC”), and will furnish to shareholders of Brookstone a proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Brookstone Inc., Merrimack NH Attention: Investor Relations, Telephone: 603-577-8044, or from Brookstone’s website, http://www.brookstone.com.

Statements in this filing which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the SEC. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release other than historical facts, constitute forward-looking statements within the meaning of the safeharbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward- looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed merger on the terms described herein or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure of financing or the failure to satisfy the other closing conditions. These factors, and other factors that may affect the business or financial results of the Company are described in the Company’s filings with the SEC.

# # #

Osim To Open Brookstone Stores In Asia By Year-End

SINGAPORE (Dow Jones)—Osim International Ltd. (O23.SG), which last week announced a takeover offer for U.S. specialty retailer Brookstone Inc. (BKST), Thursday said it hopes to open the first Brookstone stores in Asia by the end of this year.

Brookstone said it has already begun offering Osim massage chairs and healthy lifestyle products for sale in the U.S., as both companies work toward achieving synergies between their two operations.

The plans were announced during a media briefing by Osim’s founder and chief executive Ron Sim and Brookstone Chief Executive Michael Anthony on the U.S. company’s plans under the ownership of an Osim-led consortium.

Sim said the first Brookstone stores, selling novelty gifts and other gadgets, will be set up in Singapore and Hong Kong.

Addressing concerns that Osim may have overstretched its management capabilities by buying a U.S. company with twice its sales, Sim and Anthony reiterated that Brookstone will be run as a separate entity under the existing management team.

“The larger share of money (the) management has made (from the takeover) has been invested in the new business,” Anthony said, stressing that it’s in the interest of his team to make sure Brookstone continues to thrive.

He added that investors should view the proposed deal as a move to take Brookstone private under existing management, which will then work with Osim as brother and sister companies with the two companies continuing to be run separately.

According to documents filed by Osim last week, senior management of Brookstone will invest US$8 million of their own money in the capital of Osim Brookstone Holdings LP, the consortium that is leading the US$456 million buyout of Brookstone.

Osim Brookstone’s other investors are Singapore government investment company Temasek Holdings Pte. Ltd. and U.S. buyout specialist JW Childs Associates LP.

Osim, which will contribute US$90 million toward the deal, which is funded in part by debt, will own around 55% of Brookstone once the takeover is completed.

On their plans for the Brookstone business, which includes 289 stores across the U.S. supported by Internet and catalogue sales, Anthony said the company targets to open 20 new Brookstone stores a year in the next few years, with an emphasis on stores in airport terminals.

Brookstone aims for sales growth of 10%-15% and earnings growth 15%-20% a year, he added.

Osim last year achieved net profit of S$31.7 million on sales of S$332.1 million, and analysts believe the Brookstone purchase will boost Osim’s earnings by around 10%-15% this year.

Besides Brookstone, Osim is also taking over Singapore-listed Global Active Ltd. (G15.SG), which is the sole franchisee for the GNC range of health care supplements in Singapore, Malaysia, Brunei, several U.S. military and naval bases in Japan, South Korea, Saipan, Guam and China.

Brookstone, which is headquartered in Merrimack, New Hampshire, earned a record net profit of US$21.4 million on sales of US$499 million last year.

-By Kevin Lim, Dow Jones Newswires; (65) 6415 4156; kevin.lim@dowjones.com

-Edited by Leslie Shaffer

Dow Jones Newswires

04-21-050449ET

Copyright© 2005 Dow Jones & Company, Inc. All Rights Reserved.

Title: Osim to bring Brookstone stores to Asia within a year

By:

Date: 21 April 2005 1654 hrs (SST)

URL: http://www.channelnewsasia.com/stories/singaporebusinessnews/view/143766/1/.html

SINGAPORE: It has been less than a week since Osim International announced a takeover deal for the US specialty retailer Brookstone.

But already the two companies are mapping out plans to derive synergy from the tie-up.

Osim says it will bring Brookstone stores into Asia.

It is planning to open 5 to 10 such concept stores in Singapore and Hong Kong within a year.

As for Brookstone, the retailer has already begun offering Osim massage chairs and healthy lifestyle products for sale in the US.

Brookstone says the takeover will help both companies increase their global footprint.

Michael Anthony, president and CEO of Brookstone, said: “By partnering with Osim, a proven retail concept in Asia, it is going to give us a significant opportunity to grow the brand globally.”

“We don’t understand the real estate market, or some of the distribution challenges that are unique to Asia. And Osim has already figured it out. So, it’s a way for both of us to quickly grow our businesses,” he added.

Brookstone has 289 outlets in the US, selling mainly lifestyle gadgets.

Upon completion of the deal, the company will be taken private and continue to be run under its existing management.

It will work with Osim as brother and sister companies.

And Brookstone intends to stay on an expansion path.

“We have 289 stores today. We have identified 175 existing stores in North America that will continue to grow. We plan to open 20 this year. Our overall business should grow in the 10 to 15 percent range on the revenue side, and 15 to 20 percent on the earnings side,” said Mr. Anthony.

For Osim, the deal gives access to a retail network in the US, which it says will take 15 years to build.

And the company says it sees huge potential for its signature massage chairs in the US.

Currently, its penetration rate in America is just one percent, compared to 40 percent in Japan.

For a start, Osim is targeting the top 10 to 15 percent of the US market, home to some 100 million households.

Osim says it is excited about the lifestyle gadget business which it considers a growth industry, particularly in Asia.

“We see Brookstone concept stores, in terms of lifestyle gadgets, lifestyle gifts, have got tremendous potential in Asia. Consumers are getting more affluent. Going forward, if you look around, is there any gift store, or lifestyle gadget store? Nothing. Tremendous potential,” said Mr Ron Sim, founder and CEO of Osim International.

A new team will be set up to run the Asian Brookstone outlets, which will leverage on the US company’s three marketing strengths—Internet, catalogue and retail stores.

Once the S$752m takeover deal is completed, Osim will have 4 out of 8 board seats, with 2 from JWC, one from Temasek and one from Michael Anthony.

Analysts say the deal could boost Osim’s bottomline by between 9 and 15 percent.—CNA/ir

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